EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-31865 and 333-51812 of General Cable Corporation on Form S-8 of our report dated June 26, 2013 appearing in this Annual Report on Form 11-K of the General Cable Retirement and Savings Plan for Salaried Associates for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

June 26, 2013